UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2012

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
(Exact name of registrant as specified in its charter)

Virginia	001-33037	20-1417448
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

6830 Old Dominion Drive
McLean, Virginia 22101
 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:    (703)-893-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

EXPLANATORY NOTE

On May 3, 2012, Southern National Bancorp of Virginia, Inc. (“SNBV”) filed a Current Report on Form 8-K (the “Original Report”) to report that its wholly owned subsidiary, Sonabank (“Sonabank” or the “Bank”), had entered into a definitive agreement with the Federal Deposit Insurance Corporation (the “FDIC”) pursuant to which Sonabank assumed all of the deposits, all of the borrowings, and acquired substantially all of the assets of HarVest Bank of Maryland (“HarVest”), a commercial bank headquartered in Gaithersburg, Maryland (the “Acquisition”).  This Current Report on Form 8-K/A (the “Report”) amends and supplements the disclosures provided in the Original Report in Item 2.01 and provides additional financial information required by Item 9.01.  Except as otherwise provided herein, all other disclosures contained in the Original Report remain unchanged.

Forward-Looking Information

This Report on Form 8-K/A contains certain forward-looking information about SNBV and its subsidiaries, which statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements.  These forward-looking statements include, without limitation, statements regarding SNBV’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources, including the effects of the Acquisition and the final determination of the assets and liabilities acquired and their respective valuations.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of SNBV. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements.  A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under (a) both Item 1A. Risk Factors in Part I and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in SNBV’s Annual Report on Form 10-K for the year ended December 31, 2011 and (b) Item 1A. Risk Factors in Part II, Other Information in SNBV’s quarterly report on Form 10-Q for the quarter ended March 31, 2012.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Effective April 27, 2012, Sonabank assumed all deposits and certain liabilities and acquired substantially all of the assets of HarVest from the FDIC, as receiver, pursuant to the terms of a purchase and assumption agreement entered into by the Bank and the FDIC on April 27, 2012 (the “Agreement”). On April 28, 2012, the former HarVest branch office located in Germantown, Maryland opened as a Sonabank branch and on April 30, 2012 the former HarVest branch offices located in Bethesda, North Rockville and Frederick, Maryland opened as Sonabank branches.

Under the terms of the Agreement, the Bank acquired substantially all of the assets of HarVest, including all loans, and assumed substantially all of its liabilities, including the insured and uninsured deposits.  Based on the closing with the FDIC as of April 27, 2012, the Bank (a) acquired at fair value $72.5 million in loans, $750 thousand in other real estate owned (“OREO”), $38.4 million in investment securities and $23.4 million in cash and other assets, and (b) assumed at fair value $140.5 million in deposits, $16.7 million in borrowings and $136 thousand in other liabilities. The Bank also recorded a core deposit intangible asset in the amount of $179 thousand and expects to record a pre-tax bargain purchase gain on this business combination of $3.5 million in our financial statements for the three months ending June 30, 2012.  In connection with the Acquisition, the FDIC paid consideration to the Bank of approximately $27.3 million including an expected cash payment of $25.6 million, which is not subject to any limits, conditions or other variables.  The foregoing amounts are estimates based on the best information available immediately after the Acquisition date and are subject to adjustment based upon final settlement with the FDIC.  The final settlement with the FDIC will correct any bookkeeping omissions or errors uncovered subsequent to the FDIC pro forma statement.  No date has been established for the final settlement with the FDIC and no material amounts have been uncovered as of the date of this Report.  The terms of the Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities of HarVest not assumed by the Bank and certain other types of claims listed in the Agreement.

The Bank paid no cash or other consideration to acquire HarVest.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which was previously filed as Exhibit 2.1 to the Original Report and is incorporated by reference into this Item 2.01.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

Discussion

As set forth in Item 2.01 above, on April 27, 2012, the Bank acquired certain assets and assumed certain liabilities of HarVest pursuant to the Agreement.  There will be no loss share agreement between the FDIC and the Bank in connection with the Acquisition.

The Acquisition has been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the April 27, 2012 acquisition date. The application of the acquisition method of accounting is expected to result in the recognition of a bargain purchase gain of $3.5 million, and $2.3 million after tax will be reflected in SNBV’s consolidated statement of income and comprehensive income for the quarter ended June 30, 2012. Such bargain purchase gain is equal to the amount by which the fair value of the net assets acquired exceeded the consideration transferred.

Financial Condition

Investment Securities

We acquired $38.4 million of investment securities at estimated fair market value in the Acquisition. Shortly thereafter, we sold approximately $11.3 million of those securities, including securities not meeting our investment criteria, at a net loss of six thousand dollars.  Such loss was not reflected as an adjustment to fair value and excluded from the computation of the bargain purchase gain on the acquisition.

The following table presents the composition of the investment portfolio acquired at April 27, 2012 (in thousands):

	Par Value	Fair Value
Residential government-sponsored mortgage-backed securities	$24,208	$25,316
Residential government-sponsored collateralized mortgage obligations	5,967	6,032
Government-sponsored agency securities	7,000	7,031
Total investment securities	$37,175	$38,379

The following table presents a summary of yields and contractual maturities of the investment securities acquired at April 27, 2012 (in thousands).  Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

			Contractual
	Par	Fair	Average
	Value	Value	Rate
Residential government-sponsored MBS and CMO Due after fifteen years	$30,175	$31,348	2.94%
Government-sponsored agency securities
Due after one year through five years	2,000	2,010	1.30%
Due after five years through ten years	5,000	5,021	2.04%
Total government-sponsored agency securities	7,000	7,031	1.83%
Total investment securities	$37,175	$38,379	2.73%

Loans

A summary of loans acquired in the Acquisition as of April 27, 2012 and the related discounts is as follows (in thousands):

	Credit Impaired Loans
	Held for Sale	Retained	Other Loans	Total Loans
Commercial & industrial	$2,252	$391	$8,871	$11,514
Commercial real estate	7,879	497	35,172	43,548
Construction and land	2,995	1,795	5,281	10,071
Consumer	-	82	17	99
Home equity lines of credit	-	1,577	2,780	4,357
Residential real estate(1)	5,697	951	15,283	21,931
Total discount (resulting from acquisition date fair value adjustments)	(11,255)	(3,355)	(4,376)	(18,986)
Net loans (at fair value)	$7,568	$1,938	$63,028	$72,534

Weighted average remaining contractual life in years			11.3

(1)Includes $1.1 million of multifamily loans.

At the April 27, 2012 acquisition date, we estimated the fair value of the HarVest loan portfolio at $72.5 million.  The portfolio was divided into three segments and each segment was valued separately.  As highlighted in the table above, the three segments were (a) credit impaired loans that were subsequently sold, (b) credit impaired loans that Sonabank retained, and (c) other loans that represent the performing portion of the loan portfolio.

Credit impaired retained loans are those for which management determined it probable that the Bank would be unable to collect all contractual payments due because these loans were non-performing at the date of acquisition. These loans were recorded at estimated fair value which was based on the appraised value of the underlying collateral as these loans are collateral dependent.   The difference between total contractually required payments on credit impaired retained loans and the cash flows expected to be received based on the appraised value of the underlying collateral is considered a non-accretable discount.

For credit impaired loans that were subsequently sold, a bid from an independent third party, GBE LLC (“Garrison”), was used to establish the loan’s fair value as of the acquisition date.  Garrison performed due diligence on the non-accruing portfolio concurrent with Sonabank’s performance of due diligence on the performing portfolio.  Following due diligence, an agreement was reached pursuant to which Garrison agreed to purchase all but one of the non-performing loans.  That bulk loan purchase closed on May 10, 2012.  The Garrison bid and subsequent sale price was used to establish the fair value of the non-accrual loans at the acquisition date.  Garrison also bid for HarVest’s OREO, which SNBV ultimately did not sell.  The Garrison bid also formed the basis for our estimated fair value of the OREO.

For credit impaired loans that were retained, an impairment analysis was performed that evaluated the Bank’s exposure on each loan.  Factors considered in estimating the Bank’s exposure included appraisals, the credit worthiness of the borrower, historical payment performances, participation agreements, existing collateral, and liquidation expenses.  The amount, by which the cost basis, $5.3 million, for the loans exceeded the appraised value, $1.9 million, totaled $3.4 million and will be treated as non-accretable discount on purchase impaired loans.

Other loans were aggregated into pools based on loan type and risk characteristics and recorded at estimated fair value measured as the present value of all cash flows expected to be received discounted at an appropriately risk-weighted discount rate.  The present value calculations were performed with the assistance of a third-party valuation consultant.  The excess of contractual cash flows expected to be received in excess of the estimated fair value of the other loans is recorded as accretable yield, and is recognized as interest income on a level-yield basis over the expected life of the loans.  The accretable discount for the other loans was $4.4 million.

The Bank is required to develop reasonable expectations about the timing and amount of cash flows to be collected related to the acquired loans and to continue to update estimates of cash flows expected to be collected over the lives of the loans.  Loan performance will be reviewed quarterly to determine whether any significant changes have occurred in expected cash flows. If it is probable that the Bank will be unable to collect all the cash flows expected from a loan or pool at acquisition plus additional cash flows expected to be collected arising from changes in estimates after acquisition, the loan or pool is considered impaired and a valuation allowance is established by a charge to the provision for loan losses.

If there is a significant increase in cash flows expected to be collected with respect to a credit impaired retained loan or if actual cash flows significantly exceed cash flows previously expected, the Bank first reduces any valuation allowance previously established by the increase in the present value of cash flows expected to be collected, then recalculates the amount of accretable yield for the loan. The adjustment of accretable yield due to an increase in expected cash flows is accounted for as a change in estimate. The additional cash flows expected to be collected are transferred from non-accretable discount to accretable yield and the amount of periodic accretion is adjusted accordingly over the remaining life of the loan or pool.

Loan Interest Rate Sensitivity

The following table presents the interest rate sensitivity analysis with respect to individual categories of loans acquired and provides separate analyses with respect to fixed rate loans and floating rate loans as of April 27, 2012.  The amounts shown in the table are unpaid contractual balances.

		Over 1 through
	1 year or less	5 years	Over 5 years	Total
Loan Category:
Real estate*	$26,500	$19,494	$34,012	$80,006
Commercial	3,663	3,818	4,033	11,514
Total	$30,163	$23,312	$38,045	$91,520

		Fixed Rate	Floating Rate	Total
Due after 1 year
Real estate*		$31,729	$21,777	$53,506
Commercial		3,528	4,323	7,851
Total		$35,257	$26,100	$61,357

*Includes consumer loans

The loan portfolio has a weighted-average expected life of 11.3 years and a weighted-average coupon interest rate of 5.40%.  The expected life may be shorter or longer depending on loan prepayments and the timing of resolution of credit-impaired loans.  The average interest rate is expected to be higher due to accretion of discount.

Asset Quality

A summary of nonperforming assets at April 27, 2012 follows (in thousands):

Fair Value
Loans past due 90 days or more and still accruing	$-
Non-accrual loans
- Held for sale	7,568
- Retained	1,938
OREO	750
Total non-performing assets	$10,256

Non-performing assets to total acquired assets	6.42%

Core Deposit Intangible

The estimated fair value of the core deposit intangible assets in the amount of $179 thousand was based on an independent valuation prepared by a qualified third party.  In determining the estimated life and valuation, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates and age of the deposit relationships.  Based on this valuation, the core deposit intangible asset will be amortized on a straight-line basis over its estimated life, which was determined to be 6 years. The estimated amortization expense follows (in thousands):

Estimated
Amortization
Expense
2012	$29
2013	45
2014	45
2015	45
2016	15
Thereafter	0
$179

Deposits

The Acquisition increased our deposits by $140.5 million at April 27, 2012.  The following table presents a summary of the deposits acquired and the interest rates in effect at the acquisition date (dollars in thousands):

		Interest
	Amount	Rate
Noninterest-bearing deposits	$9,860	0.00%
Interest-bearing deposits:
Savings accounts	1,446	0.70%
Money market accounts	19,069	0.84%
NOW accounts	2,501	0.20%
Time deposits	107,608	1.37%
Total deposits (at fair value)	$140,484

Time deposits of $100 thousand or more totaled $7.9 million, and brokered deposits at April 27, 2012 totaled $153 thousand.

At April 27, 2012, scheduled maturities of time deposits were as follows (in thousands):

Amount
3 months or less	$290
Over 3 months through 6 months	37
Over 6 months through 12 months	3,000
Over 12 months	104,281
$107,608

Borrowings

The Federal Home Loan Bank “FHLB”) advances acquired at April 27, 2012, consisted of convertible callable advances with a fair value of $11.5 million, and a fixed rate advance with a fair value of $5.2 million.  The convertible advances had maturities ranging from November 2012 through July 2017 and a weighted average interest rate of 4.06%. The fixed rate advance had an interest rate of 0.35% and a maturity of July 2012. We repaid the convertible advances on May 2, 2012.

Purchase Allocation and Capital Resources

The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the April 27, 2012 acquisition date.  A summary of the net assets received from the FDIC and the estimated fair value adjustments resulting in the bargain purchase gain follows (in thousands):

4/27/2012
Assets
Cash and cash equivalents	$21,704
Consideration due from the FDIC	25,553
Investment securities	38,379
Loans	64,966
Loans held for sale	7,568
Federal Home Loan Bank Stock	1,167
Other real estate owned	750
Core deposit intangible	179
Other assets	576
Total assets acquired	$160,842

Liabilities
Deposits	$140,484
FHLB advances	16,738
Other liabilities	136
Total liabilities assumed	$157,358

Net assets acquired	$3,484

The bargain purchase gain is equal to the amount by which the fair value of the net assets acquired exceeded the consideration transferred and is influenced significantly by the FDIC-assisted transaction process.

The expected recognition of a $3.5 million bargain purchase gain from the Acquisition, or $2.3 million gain after tax, for the three months ended June 30, 2012 will increase SNBV’s and the Bank’s regulatory capital ratios. The regulatory capital guidelines and the expected capital ratios for Sonabank and SNBV after giving effect to the bargain purchase gain of $2.3 million, after tax, as of May 31, 2012, are as follows:

	Minimum Regulatory Requirements
	Well
	Capitalized	Sonabank	SNBV
Tier 1 leverage capital ratio	5.00%	14.35%	14.85%
Tier 1 risk-based capital ratio	6.00%	17.05%	17.63%
Total risk-based capital	10.00%	18.29%	18.88%

The ratios without the gain at May 31, 2012 were:

	Minimum Regulatory Requirements
	Well
	Capitalized	Sonabank	SNBV
Tier 1 leverage capital ratio	5.00%	13.99%	14.50%
Tier 1 risk-based capital ratio	6.00%	16.62%	17.21%
Total risk-based capital	10.00%	17.87%	18.46%

As demonstrated above, following the Acquisition and notwithstanding any purchase allocation, SNBV will remain well capitalized pursuant to regulatory capital guidelines.

Operating Results and Cash Flow

The operations of HarVest will be included in our operating results from April 27, 2012.  The accretable discount related to the loans will be accreted to interest income over the estimated life of the loans.

The loans acquired in the Acquisition are and will continue to be subject to our internal and external credit review. As a result, if and when credit deterioration is noted subsequent to the April 27, 2012 acquisition date, such deterioration will be measured through our loss reserving methodology and a provision for credit losses will be charged to earnings.

The core deposit intangible asset in the amount of $179 thousand will be amortized on a straight-line basis over its estimated life, which was determined to be 6 years. The estimated amortization expense follows (in thousands):

Estimated
Amortization
Expense
2012	$29
2013	45
2014	45
2015	45
2016	15
Thereafter	0
$179

This was not simply a financial transaction but an opportunity to broaden and deepen our deposit base. HarVest’s branches in Rockville, Bethesda, Germantown and Frederick have been integrated into the Sonabank branch system.

Liquidity

At the April 27, 2012 acquisition date, we acquired $21.7 million in cash and cash equivalents, $25.6 million in consideration due from the FDIC and $38.4 million in investment securities, of which $11.3 million were sold in May 2012.  Of the $25.6 million in consideration due from the FDIC, $25.3 million was received in May 2012 and the timing of the receipt of the final payment has not been determined.  The acquired cash and consideration due from the FDIC will be used to manage deposit flows, to originate new loans, and to fund general operations as needed.

Sonabank has a secured line of credit with the FHLB of Atlanta in the amount of $152.6 million, of which $118.5 million was available as of May 31, 2012.  This line of credit does not yet reflect certain assets acquired from HarVest which may be eligible to be pledged and thus may allow for an increase the Bank’s borrowing capacity.

Financial Statements

The following financial statements are attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a):

Report of Independent Registered Public Accounting Firm

Audited Statement of Assets Acquired and Liabilities Assumed at April 27, 2012

Notes to Statement of Assets Acquired and Liabilities Assumed

In accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief submitted to and granted by the Securities and Exchange Commission in accordance therewith, SNBV has omitted certain financial information of HarVest required by Rule 3-05 of Regulation S-X and the related pro forma financial information required by Article 11 of Regulation S-X.  SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the Acquisition, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential part of the transaction.

(b) Pro forma financial information

In accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief submitted to and granted by the Securities and Exchange Commission in accordance therewith, SNBV has omitted certain financial information of HarVest required by Rule 3-05 of Regulation S-X and the related pro forma financial information required by Article 11 of Regulation S-X.  SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the Acquisition, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential part of the transaction.

(d) Exhibits.

Exhibit No.	Description
2.1* 23.1 99.1*
Purchase and Assumption Agreement – Whole Bank – All Deposits, by and among the Federal Deposit Insurance Corporation, as Receiver of HarVest Bank of Maryland, Gaithersburg, Maryland, the Federal Deposit Insurance Corporation and Sonabank, dated as of April 27, 2012
Consent of KPMG LLP
Press Release dated April 27, 2012, announcing the Acquisition.

99.2	Report of Independent Registered Public Accounting Firm
Statement of Assets Acquired and Liabilities Assumed at April 27, 2012
Notes to Statement of Assets Acquired and Liabilities Assumed

*Previously filed with the Original Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

Date: July 13, 2012
	By:	/s/ William H. Lagos
Name: William H. Lagos
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1* 23.1
Purchase and Assumption Agreement – Whole Bank – All Deposits, by and among the Federal Deposit Insurance Corporation, as Receiver of HarVest Bank of Maryland, Gaithersburg, Maryland, the Federal Deposit Insurance Corporation and Sonabank, dated as of April 27, 2012
Consent of KPMG LLP

99.1* 99.2
Press Release dated April 27, 2012, announcing the Acquisition
Report of Independent Registered Public Accounting Firm
Statement of Assets Acquired and Liabilities assumed at April 27, 2012
Notes to Statement of Assets Acquired and Liabilities Assumed

*Previously filed with the Original Report.